Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Claymont Steel Holdings Inc. (formerly CitiSteel USA Holdings, Inc.) on Form S-1 of our report dated April 2, 2007, except for Notes 10 and 21 to which the date is July 23, 2007, relating to the 2006, 2005 and 2004 consolidated financial statements of Claymont Steel Holdings Inc. which report is included in Form 10-K/A (Amendment No. 2) for Claymont Steel Holdings, Inc. and to the reference to us under the heading “Experts” in the prospectus.

/s/ Crowe Chizek and Company LLC

Lexington, Kentucky

July 24, 2007